As filed with the Securities and Exchange Commission on November 2, 2023

Registration No. 333-266528

Registration No. 333-251121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-266528

Registration Statement No. 333-251121

DENBURY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0467835
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5851 Legacy Circle, Suite 1200

Plano, Texas 75024

(972) 673-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kathleen Ash

Chief Executive Officer

c/o Denbury Inc.

5851 Legacy Circle, Suite 1200

Plano, Texas 75024

(972) 673-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis L. Goldberg, Esq.

H. Oliver Smith, Esq.

Shanu Bajaj, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

Denbury Inc., a Delaware corporation (the “Registrant”), is filing Post-Effective Amendments (each, a “Post-Effective Amendment” and, collectively, these “Post-Effective Amendments”) with respect to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by the Registrant with the Securities and Exchange Commission:

•

Registration Statement No. 333-266528 on Form S-8, filed on August 4, 2022, registering 2,000,000 shares of the Registrant’s common stock, par value $0.001 per share (“Registrant Common Stock”), to be issued under the Registrant’s Employee Stock Purchase Plan; and

•

Registration Statement No. 333-251121 on Form S-8, filed on December 4, 2020, registering 6,169,591 shares of the Registrant Common Stock to be issued under the Registrant’s 2020 Omnibus Stock and Incentive Plan.

On November 2, 2023 (the “Closing Date”), the transactions contemplated by that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated July 13, 2023, by and among the Registrant, Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil”), and EMPF Corporation, a Delaware corporation and a wholly-owned subsidiary of ExxonMobil (“Merger Sub”) were consummated. On the Closing Date, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly-owned subsidiary of ExxonMobil.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of shares of Registrant Common Stock pursuant to the Registration Statements. Therefore, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Registrant Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, State of Texas, on November 2, 2023.

DENBURY INC.

By:	/s/ Kathleen Ash
Name:	Kathleen Ash
Title:	Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statement.